[GRAPHIC OMITTED][GRAPHIC OMITTED]                                          NEWS
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             GRC International Announces Election of Board Members,
                       Settlement of Shareholder Lawsuits

Vienna, Va., Dec. 13, 1999 - GRC International (NYSE: GRH) today announced the election of Gary L. Denman, Neal B. Freeman, Richard N. Perle and Joseph R. Wright Jr. to the company's board of directors. The company also announced the settlement of two previously reported lawsuits filed by an individual shareholder against the company and seven of its directors. The board agreed to the settlement in order to end the distraction and cost of the litigation.

In announcing the election results and litigation settlement, Board Chairman Joseph Wright said, "We are pleased to have Messrs. Freeman and Perle join the board and look forward to their contributions. We will now turn our undivided attention to supporting GRCI's management team as they work to extend the excellent performance of the past two years."

Wright, who continues as chairman of the board, and Perle were elected by vote of shareholders at the company's annual meeting held on November 15. As a condition of the settlement of the two suits, the board reelected GRCI President and CEO Gary Denman to the board and elected Freeman to his first term. With the two new members, the board now stands at 10 seats.

New board member Neal Freeman, 59, is chairman and CEO of The Blackwell Corp., a television production and distribution company located in Vienna, Va. He also has served as director of COMSAT Corp. since 1983 and is vice chairman of The Ethics and Public Policy Center and a director of National Review Inc. and Forum Network Inc.

The board's other new member, Richard Perle, 57, has been a resident fellow of the American Enterprise Institute's Commission on Future Defenses since 1987. From 1981 until 1987, he was assistant secretary of Defense for International Security Policy of the U.S. Department of Defense. He is currently chairman of Hollinger Digital Inc. and a director of Hollinger International Inc., Jerusalem Post, Geobiotics, American Interactive Media Inc., AppNet Systems Inc. and Morgan Crucible PLC.

In addition to the board elections, GRCI shareholders voted to ratify the selection of Deloitte & Touche as the company's independent public accountants and voted in favor of a non-binding shareholder proposal to terminate the company's Shareholder Rights Plan. GRCI agreed not to extend the Shareholder Rights Plan when it expires on August 31, 2000, as a condition of the settlement of the suits.

The company also agreed to pay the plaintiff's attorney's fees and expenses in an amount awarded by the court, but not to exceed $330,000. This payment will bring the total expenses incurred by the company during the second quarter for the proxy contest and for the litigation to approximately $1 million. Final settlement of the suits requires the approval of the Delaware court.

GRC International Inc., headquartered in Vienna, Va., is a leading provider of professional services focusing on information technology, management consulting, and engineering services for a national clientele in the government and commercial sectors. GRCI is a publicly traded company listed on the New York Stock Exchange under the symbol GRH. Additional details about GRC International can be obtained on the Internet at http://www.grci.com/.

Inquiries: James Allen, CFO, (703) 506-5574, or Wayne Jackson, Director, Corporate Communications, (703) 506-5038.

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